Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made this 18th day of November 2005, (this “Agreement”) between MIVA (UK) Limited, which is registered in England & Wales with company number 03971244 and with its registered office at 1st Floor, Euston Xchange, 194 Euston Road, London NW1 2DA (“MIVA” or the “Company”), and Sebastian Luke Bishop of 2 Queens Gate Terrace, London SW7 5PF, England (“Executive”).

Recitals

     A.      Executive is currently employed by MIVA as its Chief Marketing Officer on terms and conditions stated in an Employment Agreement between MIVA (formerly Espotting Media (UK) Limited, MIVA, Inc. (formerly Findwhat.com, Inc) and Executive, dated 9 February 2004.

     B.      The Company wishes to continue to employ Executive on the terms and conditions set forth in this Amended and Restated Employment Agreement.

Statement of Agreement

     In consideration of the foregoing, and of Executive's employment, the parties agree as follows:

     1.      Employment. Executive’s employment with MIVA shall be upon the terms and conditions hereinafter set forth to become effective upon execution of this Agreement (the “Effective Time”). Executive’s continuous employment with the Company commenced on 1 February 2000.

     2.      Duties.

          (a)      Executive shall be employed: (i) as the Chief Marketing Officer of the Company, and (ii) to perform such other or additional duties and responsibilities consistent with Executive’s title(s), status, and position as the board of directors of the Company and/or any Associated Company (“Board” or “Board of Directors”), from time to time prescribe. Executive will report to the Chief Executive Officer of MIVA, Inc.

          (b)      So long as employed under this Agreement, Executive agrees to devote full time and efforts exclusively on behalf of the Company and/or Associated Companies and to competently, diligently and effectively discharge all duties of Executive hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other non-employment activities as do not interfere with full time employment hereunder and which do not violate the other provisions of this Agreement. Executive further agrees to comply fully with all reasonable policies of the Company and of any Associated Company as are from time to time in effect.

          (c)      The Executive shall be based out of the Company’s London office. If the Company decides to move its operations more than 35 miles from its current offices in London, Executive shall not be required to relocate and, to the extent the Executive cannot perform his duties hereunder as a result of such a move, his non-performance will not constitute Cause (as defined below).

          (d)      The Executive will be required to work at other locations from time to time to meet the needs of the Company’s business, both inside and outside the UK. The Executive will be required to travel on the business of the Company and /or any Associated Company to such places as may be reasonably necessary for the proper performance of his duties, both inside and outside the UK.

          (e)      The Company’s normal business hours are 9am to 6pm. The Executive will be required to work such hours as are necessary for the proper performance of his duties. Accordingly, no overtime will be paid for such additional hours.

          (f)      Because of the autonomous nature of the Executive’s role, the Executive’s working time is not measured or monitored, or determined by the Company and the limit on weekly working time set out in the Working Time Regulations 1998 or such other regulations amending or subsisting those from time to time (“the Regulations”) does not apply to his employment.

     3.      Compensation.

               (a)      As full compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company will pay to Executive during the term hereof a minimum base salary at the rate of £200,000.00 200,000.00 per year (the "Basic Salary"), payable monthly in arrears in twelve equal monthly instalments in accordance with the usual payroll practices of the Company.

                (b)      The Basic Salary thereafter may be increased, but not decreased, from time to time, by the Board of Directors in connection with reviews of Executive’s performance occurring no less frequently than annually.

                 (c)     Executive will be entitled to receive incentive compensation pursuant to the terms of plans adopted by the Board of Directors from time to time. The Board of Directors, as applicable, shall review Executive's performance on an annual basis and pursuant to the same review process employed by the Board of Directors for the Company’s other executive officers. In connection with such annual review, the Executive may be entitled to receive additional stock option grants. Such options will be granted, if at all, in the sole discretion of the Board of Directors on terms and conditions they determine. Notwithstanding the foregoing or any provisions to the contrary in any stock option agreements outstanding as of the date hereof, if there is a change in control of MIVA, Inc. (as that term is used in the governing documents of any stock option agreement), any stock options granted to Executive shall immediately fully vest and remain exercisable during the term as if the Executive were still employed by the Company. Additionally, for stock options granted after the Effective Time and notwithstanding any provisions to the contrary in any stock option agreements or plans, if the Executive's employment with the Company is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), any stock options granted to Executive shall immediately fully vest and remain exercisable during the term as if the Executive were still employed by the Company.

                 (d)     The Executive shall not be entitled to any director’s or other fees from the Company or any Associated Company or to any fees in respect of any office the Executive may hold as nominee or representative of the Company and/or for an Associated Company unless otherwise agreed in writing between the partied.

                  (e)    For the purposes of Part II of the Employment Rights Act 1996 Executive hereby authorises the Company to deduct from Executive’s salary, or any other sums due to Executive from the Company, any sums due from Executive to the Company, including without limitation any overpayment of salary or accrued holiday pay.

     4.      Business Expenses. The Company shall promptly pay directly, or reimburse Executive for, all business expenses to the extent such expenses are paid or incurred by Executive during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company's business and properly substantiated.

     5.      Benefits. During the term of this Agreement and Executive's employment hereunder, the Company shall provide to Executive the following benefits:

          (a)      Executive will be eligible for membership of such pension scheme as the Company may operate for the benefit of its employees in accordance with its obligations under the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Scheme Regulations 2000 ("the Pension Scheme"). The Company will not make contributions on Executive’s behalf into such scheme. A contracting-out certificate is not in force in respect of Executive’s employment with the Company for the purpose of the Pension Schemes Act 1993.

          (b)      Executive’s paid annual holiday entitlement is 30 days per year. In addition, Executive is entitled to a maximum of eight days’ holiday on recognised bank or public holidays. These entitlements include Executive’s statutory holiday entitlement under the Regulations which, in each holiday year, shall be deemed to be taken first. The Company’s holiday year is 1 January to 31 December. Holidays must be taken at times convenient to the Company. Reasonable notice of Executive’s intention to take holiday must be given to the Company’s HR Director in Europe. The Company encourages Executive to take all of his holiday entitlement in the relevant holiday year. If this is not possible, then, with the written consent of the person Executive reports to or the Company’s HR Director, Executive may be permitted to carry a maximum of two days of Executive’s accrued holiday entitlement into the next holiday year. On the termination of Executive’s employment other than for Cause, outstanding holiday entitlement will be paid on a pro-rata basis at 1/260th of annual salary for each day owing (based on an accrual rate of 2.08 days’ holiday per month). Deductions from final salary due to Executive on the termination of Executive’s employment will be made in respect of any holidays taken in excess of entitlement on the same basis. The Company reserves the right to require Executive to take holidays during any period of notice.

          (c)     Executive will be paid the Basic Salary, less the amount of any Statutory Sick Pay or Social Security sickness benefit to which Executive may be entitled, for an aggregate of 60 working days of absence due to illness or injury in any consecutive 12 month period. Thereafter, any payment in excess of Statutory Sick Pay will be entirely at the Company’s discretion. If Executive is incapacitated as a result of any alleged action or wrong of a third party and Executive decides to claim damages in respect thereof, then Executive will use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to Executive by the Company as set out above and will account to the Company for any such damages recovered (net of the reasonable costs of recovery and an amount not exceeding the actual salary paid or payable to Executive by the Company set out above in respect of the said period). Executive will keep the Company informed of the commencement, progress and outcome of any such claim.

          (d)     For the purposes of the Data Protection Act 1998 (“the DPA”), in the event that Executive or a medical practitioner provides information to the Company concerning Executive’s health, Executive hereby expressly consents to the Company retaining such information on Executive’s personnel file for so long as is reasonably necessary for the purposes of ensuring that it complies in full with its obligations under health and safety legislation and of effectively managing the aspects of its business in which Executive is involved. Executive undertakes to sign any additional consents that may be required for the Company to process such information for such purposes.

          (e)      The Company shall reimburse Executive for up to an amount of £1,500 per annum in respect of premiums paid by the Executive for private health insurance and travel insurance taken out by the Executive.

     6.      Term; Termination.

          (a)      The Company shall employ the Executive, and the Executive accepts such employment, for an initial term commencing on the date of this Agreement. This Agreement shall continue indefinitely unless and until terminated as described herein. Executive's employment may be terminated at any time as provided in this Section 6. For purposes of this Section 6, "Termination Date" shall mean the date on which any notice period required under this Section 6 expires or, if no notice period is specified in this Section 6, the effective date of the termination referenced in the notice.

          (b)      The Company may terminate Executive's employment without Cause (as defined below) upon giving 30 days' advance written notice to Executive. If Executive's employment is terminated without Cause under this Section 6(b), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary and pro rata portion of Executive’s bonus, if any, through the Termination Date; (B) over a period of twelve (12) months following such Termination Date (the “Severance Period”) an amount equal to the sum of his (i) Basic Salary at the time of Termination, plus (ii) the Termination Bonus (as defined below); (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; and (D) benefits, (including, without limitation health, life, disability and pension) as if Executive were an employee during the Severance Period.

          (c)      The Company may terminate Executive's employment immediately upon a determination by the Company that "Cause" exists for Executive's termination and the Company serves written notice of such termination upon Executive. As used in this Agreement, the term Cause shall refer only to any one or more of the following grounds:

(i) commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

(ii) intentional engagement in activities or conduct clearly injurious to the best interests or reputation of the Company which in fact result in material and substantial injury to the Company;

(iii) refusal to perform his assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities which would give the Executive Good Reason to terminate his employment as described in Section 6(e)) after receipt by Executive of written detailed notice and reasonable opportunity to cure;

(iv) gross insubordination by Executive, which shall consist only of a wilful refusal to comply with a lawful written directive to Executive issued pursuant to a duly authorized resolution adopted by the Board of Directors (so long as the directive does not give the Executive Good Reason to terminate his employment as described in Section 6(e));

(v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Executive may from time to time have with the Company (following 30 days' written notice from the Company specifying the violation and Executive's failure to cure such violation within such 30 day period);

(vi) Executive's substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents Executive from performing his duties hereunder;

(vii) the final and un-appealable conviction of Executive of a crime which is a felony or a misdemeanour involving an act of moral turpitude, or a misdemeanour committed in connection with his employment by the Company, which causes the Company a substantial detriment.

In the event of a termination under this Section 6(c), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in Section 6(d) of this Agreement. If any determination of “Cause” is made under items 6(c), (i), (ii), (iii), (iv), (v), or (vii) which Executive contests, Executive shall have the opportunity, within 30 days of such determination, to personally appear in front of the Board of Directors and present his case to the Board of Directors and have the Board of Directors reconsider the determination of Cause.

          (d)      Executive's employment shall terminate upon the death or permanent disability of Executive. For purposes hereof, "permanent disability," shall mean the inability of the Executive, as determined by the Board of Directors of MIVA, by reason of physical or mental illness to perform the duties required of his under this Agreement for more than 120 days in any 360 day period. Upon a determination by the Board of Directors of MIVA that Executive's employment shall be terminated under this Section 6(d), the Board of Directors shall give Executive 30 days' prior written notice of the termination. If Executive disputes a determination of the Board of Directors under this Section 6(d), the parties agree to abide by the decision of a panel of three physicians. MIVA will select a physician, Executive will select a physician and the physicians selected by MIVA and Executive will select a third physician. Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement. In the event of termination due to death or permanent disability, the Company will pay Executive, or his legal representative, the earned but unpaid portion of Executive's Basic Salary through the Termination Date and the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date.

          (e)      The Executive may terminate his employment for Good Reason (as defined below) upon giving thirty (30) days advance written notice to the Company. If Executive's employment is terminated with Good Reason under this Section 6(e), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary and pro rata portion of Executive’s bonus, if any, through the Termination Date; (B) during the Severance Period an amount equal to the sum of his (i) Basic Salary at the time of Termination, plus (ii) the Termination Bonus (as defined below); (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; and (D) benefits, (including, without limitation health, life, disability and pension) as if Executive were an employee during the Severance Period. As used in this Agreement, the term "Good Reason" means any one or more of the following grounds:

(i)	a change in Executive’s title(s), status, position or responsibilities without Executive's written consent, which does not represent a promotion from his existing status, position or responsibilities, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;
(ii)	the assignment to Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities as set forth in Section 2 hereof, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;
(iii)	if there is a reduction in Executive's Basic Salary;
(iv)	if there is a Change in Control and Executive terminates his employment during the “Window Period” (as defined below);
(v)	a breach by the Company of any material term or provision of this Agreement; or
(vi)	a relocation of the Company’s offices in London to a location more than 35 miles from the current location.

          (f)      The Executive may terminate his employment for any reason (other than Good Reason) upon giving thirty (30) days advance written notice to the Company. If Executive's employment is so terminated under this Section 6(f), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date and the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date.

          (g)      In the event of the Executive's death during the Severance Period, payments of Basic Salary under this Section 6 and payments under the Company's employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

          (h)      As used in this Agreement, the term “Bonus” shall mean any bonus, incentive compensation or any other cash benefit paid or payable to the Executive under any incentive compensation grant or plan, excluding signing bonuses and any stock incentive plan of MIVA, Inc. For purposes of this Agreement, the Executive's “Termination Bonus” shall be equal to the amount of the Executive's Bonus for the four (4) fiscal quarters immediately preceding the Termination Date, provided, however, if there has been a Change in Control the Termination Bonus shall be an amount equal to the greater of (i) the preceding calculation or (ii) Executive’s Bonus for the four (4) fiscal quarters immediately preceding the Change in Control.

          (i)      As used in this Agreement, the term “Window Period” shall mean the period of time after a Change in Control in which Executive can terminate his employment with the Company for any reason and the termination shall be deemed a termination for Good Reason for purposes of this Agreement. The Window Period begins 180 days after a Change in Control and lasts for thirty (30) days.

          (j)       As used in this Agreement, the term “Change in Control” as a capitalized term shall mean the occurrence of any one of the following events:

               (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of MIVA, Inc. representing thirty-five percent (35%) or more, excluding in the calculation of Beneficial Ownership securities acquired directly from MIVA, Inc., of the combined voting power of MIVA, Inc.'s then outstanding voting securities;

               (ii) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of MIVA, Inc. representing fifty-one percent (51%) or more of the combined voting power of MIVA, Inc.’s then outstanding voting securities;

               (iii) the following individuals cease for any reason to constitute a majority of the number of directors of MIVA, Inc. then serving: individuals who, on the Effective Time, constitute the board of MIVA, Inc. and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of MIVA, Inc.) whose appointment or election by the board of MIVA, Inc. or nomination for election by MIVA, Inc.'s shareholders was approved or recommended by a vote of the at least two-thirds (2/3) of the directors of MIVA, Inc. then still in office who either were directors of MIVA, Inc. on the Effective Time or whose appointment, election or nomination for election was previously so approved or recommended;

               (iv) there is a consummated merger or consolidation of MIVA, Inc, with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of such company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of such company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of MIVA, Inc. (or similar transaction) in which no person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of such company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from such company or their Affiliates); or

               (v) the shareholders of MIVA, Inc. approve a plan of complete liquidation of MIVA, Inc. or there is consummated an agreement for the sale or disposition by MIVA, Inc. of all or substantially all of MIVA, Inc.'s assets (or any transaction having a similar effect), other than a sale or disposition by MIVA, Inc. of all or substantially all of MIVA, Inc.'s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of MIVA, Inc. in substantially the same proportions as their ownership of MIVA, Inc. immediately prior to such sale.

For purposes of this Section 6, the following terms shall have the following meanings:

               (i) "Affiliate" shall mean an affiliate of MIVA, Inc., as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

               (ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

               (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) MIVA, Inc., (2) a trustee or other fiduciary holding securities under an employee benefit plan of MIVA, Inc., (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of MIVA, Inc. in substantially the same proportions as their ownership of shares of Common Stock of MIVA, Inc..

(k) Where termination in accordance with this Section 6 involves a notice period of any length the Company reserves the right to make a payment in lieu of such notice. The amount of such a payment in lieu will be determined by the sub-clause by which the employment is being terminated.

(l) Where either party gives notice to terminate this employment or otherwise purports to terminate it, and for the purposes of investigating any disciplinary matter, the Company may require the Executive not to attend for work and/or not to undertake any or all of his duties or to allocate other duties to him, for such a reasonable period as the Company may specify (“the Garden Leave Period”). During the Garden Leave Period the Company shall not be obliged to provide the Executive with any work and may require the Executive to resign as a director of the Company or any Associated Company. The Company may in addition require that the Executive does not contact any colleagues or actual or potential customers, clients or suppliers of the Company with whom he had dealings in the course of his employment without prior consent of the Company. During such Garden Leave Period the Company shall continue to pay the Executive’s salary and provide any other benefits to which he is contractually entitled and the Executive shall remain bound by the terms and conditions of this Agreement.

(m) If the employment of Executive is terminated for any reason, Executive shall immediately turn over to the Employer all property of the Employer, including, but not limited to, all credit cards, supplies furnished by the Employer, and all copies of orders, invoices, bills of lading, warehouse receipts, drafts, any checks, monies, all copies of confidential information, trade secrets, programs, systems, procedures, manuals, confidential reports and lists of clients, customers and suppliers, pricing methods and prospect lists, as well as any and all information of special and unique nature and value regarding the needs or demands of any of Employer’s customers or clients; and the Executive shall make an accounting to the Employer for all money received by Executive in which the Employer has or may have any interest.

(n) On the termination of this Agreement for whatever reason the Executive shall immediately resign from all directorships and other offices which he holds with the Company or any Associated Company. If the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in the Executives name on his behalf to sign any documents and do any things necessary to do.

     7.      Indemnity.

          (a)      The Company agrees that if the Executive is made a party, is threatened to be made a party or reasonably anticipates being made a party, to any formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, manager, trustee, representative, consultant or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, manager, trustee, representative, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, manager, trustee, representative, consultant or agent, the Executive shall be promptly indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss (including, without limitation, attorney's fees and other professional fees and charges, judgments, fines, interest, expenses of investigation, or other liabilities or penalties and other amounts paid or to be paid in settlement if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) reasonably incurred or suffered by the Executive in connection therewith, or in connection with seeking to enforce his rights under this Section 7 and such indemnification shall continue as to the Executive even if he has ceased to be a officer, director, member, employee, manager, trustee, representative, consultant or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators.

          (b)      The Company hereof shall not indemnify Executive pursuant to Section 7(a):

(i) except to the extent the aggregate losses to be indemnified hereunder exceed the amount of such losses for which Executive is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Company;

(ii) in respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(iv) on account of Executive's material breach of any provision of this Agreement;

(v) on account of Executive's act or omission being finally adjudged to involve intentional misconduct, a violation of law, or grossly negligent conduct; or

(vi) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

          (c)      During the Executive's employment with the Company and thereafter, the Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive on terms and conditions no less favourable to his in any respect (including, but not limited to, with respect to the period of coverage, scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former director or senior executive of the Company.

     8. Intellectual Property Rights, Data Protection, etc

          (a)      Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items (“Works”), made by Executive during the course of Executive’s employment with the Company (whether or not in the course of Executive’s duties) shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company, and Executive hereby irrevocably and unconditionally assigns to the Company, all right, title and interest in and to the same.

          (b)      Executive must promptly notify the Company of any Works which Executive creates, which will become the absolute property of the Company and Executive hereby unconditionally waives in favour of the Company all rights (if any) Executive may have under Chapter IV (moral rights) of the Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

          (c)      Executive agrees to execute any formal and additional assignment required by the Company to vest or confirm the vesting in it of all rights in any Works as set out in this Section 8 at the expense of the Company. Executive hereby authorises the Company to appoint someone to be Executive’s attorney and in Executive’s name and on Executive’s behalf, to sign, execute and do all such things as the Company thinks necessary or desirable to fully vest or confirm the vesting in it of all rights in any works as set out in this Section 8.

          (d)      The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to Executive and to monitor, intercept and/or record any communications made by Executive, including any type of telephone, e-mail or Internet communications, for any purpose authorised under the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and Executive hereby expressly consents to the Company doing so.

          (e)      Executive agrees that by signing and dating this Agreement, Executive has given consent to the Company processing personal data concerning Executive in order to properly fulfil its obligations to Executive under this Agreement and as otherwise required by law in relation to Executive’s employment in accordance with the Data Protection Act 1998 (“the DPA”). Such processing will principally be for personnel, administrative and payroll purposes.

(e) Executive accepts and acknowledges that, if Executive is required at any time to work on behalf of the Company or an Affiliate overseas, the Company may need to pass Executive’s personal data to the person, firm or company with whom Executive is working anywhere in the world and Executive hereby expressly consents to the Company doing so. Executive further consents to the Company passing Executive’s personal data to MIVA Inc. in the United States of America for its personnel, payroll and administrative purposes. Without prejudice to Executive’s undertaking in Section 5(c), in the event that the Company or any Affiliate needs to process any “sensitive personal data” (as defined by the DPA) in relation to Executive for its legitimate business needs, Executive undertakes to sign on request such express consents as may be required to enable it to do so.

9.	Confidentiality.

(a) In addition to the Executive’s common law obligations to keep confidential information secret, the Executive must not disclose to any person, firm or company, otherwise than in the proper course of his duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Business (as defined in Section 10(d)) or any advertiser, partner, private label partner or prospective advertiser, partner or private label partner with whom the Company has had dealings during the course of his employment (respectively referred to in this Agreement as “Business Partners” and “Prospective Business Partners”), including, but not limited to:

(i)	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Associated Company or any of its Business Partners or Prospective Business Partners;

(ii)	confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and /or modifications relating to or belonging to the Company and/or any Associated Company;

(iii)	details of the Company’s or any Associated Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

(iv)	any confidential research, report or development undertaken by or for the Company or any Associated Company;

(v)	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Associated Company’s Business Partners or Prospective Business Partners;

(vi)	information supplied in confidence by customers, clients or any third party to which the Company or any Associated Company owes an obligation of confidentiality;

(vii)	lists and details of contracts with the Company’s or any Associated Company’s actual or potential suppliers;

(viii)	information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Associated Company for which the Executive may from time to time provide services;

(ix)	confidential information concerning, or details of, any competitive business pitches, and/or target details;

(x)	any document or information marked as confidential on its face; or

(xi)	any document or information which has been supplied to the Executive in confidence or which the Executive has been informed is confidential or which he might reasonably be aware is confidential.

Any information of the sort described in this Section 9(a) which the Executive obtains or becomes aware of during the course of his employment under this Agreement or which, by virtue of his position, it may reasonably be assumed he has obtained or become aware of shall be “Confidential Information” for the purposes of this Agreement.

         (b)     The Executive undertakes to use his best endeavours to prevent unauthorised publication or disclosure to any third party of any Confidential Information as defined in Section 9(a) (save as may be required by law or a duly authorised regulatory body).

          (c)     The provisions in Sections 9(a) and (b) shall continue to apply after termination of employment, howsoever arising, without any time limit but shall cease to apply to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure.

          (d)      Nothing in this Section 9 shall be construed or interpreted as preventing the Executive from making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998. In circumstances where the Executive feels it is necessary for him to make such a disclosure, the Executive should first raise the issue with the Chief Executive officer of MIVA, Inc. or to an officer or officers of the Company who the Executive believes are not involved or implicated in the relevant matter.

10.	Non-compete.

          (a)      Executive covenants with the Company for itself and as trustee for its Associated Companies that he shall not:

(i)	for a period of 12 months after termination of his employment, whether on his own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or endeavour to solicit for the purposes of employment or engagement or offer employment or engagement to or employ or engage any Senior Employee of or consultant to the Company or any Associated Company with whom he has worked closely in the period of 12 months prior to the termination of his employment;

(ii)	for a period of 12 months after termination of his employment, in competition with the Business, whether on his own behalf or on behalf of any other person, firm or company, directly or indirectly interfere with or seek to interfere with the continuance of supplies that are material to the continuation of the Business to the Company or any Associated Company from any supplier with whom he has dealt on behalf of the Company or any Associated Company in the period of 12 months prior to the termination of his employment;

(iii)	for a period of 12 months after termination of his employment, in competition with the Business, whether on his own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or canvass business from or interfere with or accept orders from any person, firm or company who, within a period of 12 months prior to the termination of his employment, was a Business Partner of the Company or any Associated Company and with whom he had business dealings on behalf of the Company or any Associated Company in the course of his employment during the said 12 month period;

(iv)	for a period of 12 months after termination of his employment, whether on his own behalf or on behalf of any other person, firm or company, solicit, obtain business from or interfere in the Company’s or any Associated Company’s dealings with any Prospective Business Partner with whom, within a period of 6 months prior to the termination of his employment, the Executive was negotiating on behalf of the Company or any Associated Company;

(v)	for a period of 6 months after termination of his employment be employed or engaged in or otherwise, directly or indirectly, be involved with any company, person, firm or other entity which competes with that part of the Business with which he was involved or of which he had significant knowledge during the last 12 months of his employment, save that this restriction shall not preclude the Executive from holding, by way of bona fide investment only, not more than 3% of any class of issued shares or other securities which are listed or dealt in on any recognised investment exchange.

(vi)	at any time after the termination of his employment make use of any corporate or business name which is identical to or similar with or likely to be confused with the corporate names and/or business name or names of the Company or of any Associated Company or in any way hold himself out as being connected with the Company or any Associated Company.

(b)	Each of the restrictions set out in this Section 10 and in each of the sub-clauses is an entirely separate, severable and independent restriction.

(d)	For the purposes of this Agreement:

“Business” shall mean the provision of performance based, key-word targeted marketing, advertising and e-commerce development services via the Internet, as well as the offering of algorithmic search, toolbars, screensavers and other unique and effective interactive products and services that establish a direct relationship with Internet users, as carried out by the Company or any Associated Company during the course of the Executive’s employment; and

“Senior Employee” shall mean a partner manager, sales manager, senior sales person, editorial manager, client services manager, senior software employee, software manager, senior technical employee, technical manager, financial controller, financial director, marketing director or other senior manager.

(e)	The length of any restriction under this Section 10 will be reduced by the length of time immediately preceding termination of employment during any period of notice that the Executive is required to remain away from work pursuant to Section 6(l), save that any references to a period immediately preceding termination of the Executive’s employment in Section 10(a) shall be amended to be read as the same period immediately preceding the commencement of the Garden Leave Period in such circumstances.

(f)	The Executive acknowledges that the duration, extent and application of each of the restrictions in this Section 10 are no greater than is necessary for the protection of the legitimate business interests of the Company and of Associated Companies with whom the Executive was involved in the course of his employment and that the restrictions are reasonable in the circumstances.

11. Grievance and Disciplinary Procedure

The Company’s disciplinary and grievance procedures that are in force from time will apply in relation to the Executive’s employment, save that they will not form part of his contract of employment. The Executive will be provided with copies of the disciplinary and grievance procedures that are in force from time to time.

12. Data Protection

(a) In addition to the specific consent contained in Section 5(d) relating to the processing of data concerning the Executive’s health, the Executive agrees that by signing and dating this Agreement, he has given consent to the Company processing personal data concerning the Executive in order to properly fulfil its obligations to the Executive under this Agreement and as otherwise required by law in relation to the Executive’s employment in accordance with the Data Protection Act 1998 (“the DPA”). Such processing will principally be for personnel, administrative and payroll purposes.

(b) The Executive accepts and acknowledges that, if he is required at any time to work on behalf of the Company or an Associated Company overseas, the Company may need to pass his personal data to the person, firm or company with whom he is working anywhere in the world and the Executive hereby expressly consent to the Company doing so. The Executive further consent to the Company passing his personal data to MIVA Inc. in the United States of America for its personnel, payroll and administrative purposes.

(c) Without prejudice to his undertaking in Section 5(d), in the event that the Company or any Associated Company needs to process any “sensitive personal data” (as defined by the DPA) in relation to the Executive for its legitimate business needs, the Executive undertakes to sign on request such express consents as may be required to enable it to do so.

13.	Telecommunications

(a) The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to the Executive and to monitor, intercept and/or record any communications made by the Executive, including any type of telephone, e-mail or Internet communications, for any purpose authorised under the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and the Executive hereby expressly consents to the Company doing so.

(b) The Executive are required to comply with all aspects of any policies that may from time to time be published by the Company concerning the use by its employees of equipment of the type referred to in Section 13(a) that it may make available for their use.

14. Associated Company

For the purposes of this Agreement “Associated Company” means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company, including, but not limited to MIVA, Inc., and “subsidiary” and “holding company” have the meanings ascribed to them by section 736 of the Companies Act 1985 as originally enacted.

            15.      Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

            16.      Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          17.      Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by registered mail to Executive at:

2 Queens Gate Terrace
London SW7 5PF
England

and to the Company c/o:

1st Floor, Euston Xchange
194 Euston Road
London NW1 2DA
England
Attention: Managing Director

with a copy to:

5220 Summerlin Commons Boulevard
Suite 500
Ft. Myers, Florida 33907
Attention: Chief Executive Officer

or such subsequent addresses as one party may designate in writing to the other parties.

          18.      Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of England & Wales.

          19.      Amendment. This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.

          20.      Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

          21.      Entire Agreement. With the exception of any stock option agreements between Executive and MIVA, Inc., this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

          22.      Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

          23.      Survival. The last sentence of Section 3(b), and Sections 6, 7, 8, 9 and 10 of this Agreement and this Section 23 shall survive any termination or expiration of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on the day and year first above written.

EXECUTED as a Deed by      )
MIVA (UK) LIMITED            )

                    Director

                    Director/ Secretary

SIGNED and DELIVERED as a Deed by     )
SEBASTIAN LUKE BISHOP                      )

Witness’ Signature

Name

Address

Occupation